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                                                                  EXHIBIT 11

                         Eagle River Interactive, Inc.
        Computation of Net Income per Common and Common Equivalent Share
                                  (Unaudited)


                                                 THREE MONTHS ENDED
                                                      MARCH 31,
                                                        1996
                                                    ------------
Net Income                                           $   90,242
                                                     ----------
Shares used in computation
  Common Stock shares outstanding (weighted
    average)                                          3,192,243
  Common Stock issued upon conversion of
    Preferred Stock (weighted average)                4,026,000
  Treasury stock effect of Common Stock
    and equivalents                                   1,510,390
                                                     ----------

      Shares used in computation                      8,728,633
                                                     ----------

Net income per common and equivalent share           $     0.01
                                                     ==========
